Exhibit 2(d)
UBS GROUP
AG
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF
THE
SECURITIES EXCHANGE ACT OF
1934

Description of the Corporation’s Ordinary Shares
The following summary of UBS Group AG’s (the “Corporation”) ordinary shares (the
“shares”) is based on and qualified by the Corporation’s Articles of
Association and the laws
of Switzerland. For a complete description of the terms and provisions of the shares refer to the Corporation’s Articles of
Association, which are filed as an exhibit to this Annual Report on Form 20-F. Throughout this exhibit, references to “we,” “our,” and “us” refer to the
Corporation.
General
The issued ordinary shares of the Corporation have a nominal value of USD 0.10 each and are fully paid up, and there is no liability of holders of such shares to further capital calls by the Corporation.
The shares rank pari passu in all respects with each other, including in respect of voting rights, entitlement to dividends, share of the liquidation proceeds in case of the liquidation of the Corporation, preemptive rights in the event of a share issue ( Bezugsrechte ) and advance subscription rights in the event of the issuance of equity-linked securities
(V orwegzeichnungsrechte ).
The shares are registered shares ( Namenaktien ), are issued as uncertificated securities
( einfache Wertrechte ) (in the sense of the Swiss Code of Obligations) and, in the case of shares registered in the Corporation’s Swiss register, constitute intermediated securities
( Bucheffekten ) (in the sense of the Swiss Federal Intermediated Securities Act).
The shares are listed on the SIX Swiss Exchange. They are also listed on the NYSE as global registered shares. As such, the shares can be traded and transferred across applicable borders, without the need for conversion, with identical shares traded on different stock exchanges in different currencies. We do not apply any restrictions or limitations on the transferability of shares.
Shareholders registered in the Corporation’s share register may at any time request from the
Corporation a confirmation of the shares that they hold according to the share register.
However, shareholders have no right to request the printing and delivery of certificates for shares or the conversion of the shares into another form. In contrast, the Corporation may print and deliver certificates for shares (individual share certificates, certificates representing multiples of shares or global certificates) at any time. It may also withdraw shares that constitute intermediated securities from the applicable custody system. With the consent of the applicable shareholder, the Corporation may cancel issued certificates (if any) that are returned to it without replacement.
Share Register
Swiss law and the Corporation’s Articles of
Association require the Corporation to keep a
share register in which the name, address and nationality (or registered office in the case of legal entities) of the owners of the shares are recorded. The main function of the share register is to register shareholders entitled to vote and participate in shareholders’ meetings, or to assert or exercise other rights related to voting rights.

In order to register shares in the Corporation’s share register, a shareholder must file a share registration form with the share register. Failing such registration, a shareholder may not vote at or participate in a shareholders’ meeting but will still be entitled to receive dividends and other rights with financial value such as preemptive rights in the event of a share issue
( Bezugsrechte ) and advance subscription rights in the event of the issuance of equity-linked securities ( Vorwegzeichnungsrechte ). Shareholders registered in the Corporation’s share register may at any time request from the Corporation a confirmation of the shares that they hold according to the Corporation’s share register.
The Corporation’s share register is split into two parts – a Swiss register, which is maintained by UBS Group AG, acting as Swiss transfer agent, and a U.S. register, which is maintained by Computershare Trust Company, N.A., c/o Computershare Investor Services, P.O. Box
505000, Louisville, KY 40233-5000, United States, acting as U.S. transfer agent (the “U.S.
transfer agent”).
Dividend Rights and Dividends
Shareholders are entitled to the dividends or other distributions approved by the shareholders’
meeting in proportion to their shareholdings.
Swiss law requires that at least 5% of the annual net profits of the Corporation must be retained and booked as statutory retained earnings for so long as these retained earnings, together with the statutory capital reserve, amount to no less than 20% of the Corporation’s share capital registered in the commercial register of the Canton of Zurich. Any remaining net profit of the Corporation may be allocated by the shareholders represented at the applicable shareholders’ meeting.
Under Swiss law, dividends may be paid by the Corporation only if, based on its audited standalone financial statements prepared in accordance with Swiss law, the Corporation has sufficient distributable profits from the previous financial years or sufficient free reserves to allow the distribution of a dividend. In either event, dividends may be proposed by the
Corporation’s board of directors and will only be paid by the Corporation after approval by the shareholders’ meeting.
The Corporation’s statutory auditors must confirm that any
dividend proposal of the Corporation’s board of directors is in accordance with Swiss law and the Corporation’s Articles of
Association.
Dividends are usually due and payable after the shareholders’ resolution relating to the allocation of profits has been passed. Under Swiss law, the statute of limitations in respect of dividend payments is five years (dividends not paid are allocated to a special reserve of the
Corporation).
The Corporation declares dividends in U.S. dollars. Shareholders holding their shares through the Depository Trust Company or the U.S. transfer agent will receive dividend payments in
U.S. dollars. Shareholders holding their shares through SIX SIS receive dividends in Swiss francs, based on an exchange rate published on the day prior to the ex-dividend date.
Voting Rights
In principle, each share carries one vote at a shareholders’ meeting. Swiss law distinguishes between registration with and without voting rights. Shareholders must be registered in the
Corporation’s share register as shareholders with voting rights in order to vote (and assert or exercise other rights relating to voting rights) and participate in shareholders’ meetings.
To so
register, shareholders must confirm that they have acquired the shares in their own name and for their own account. We place no restrictions on share ownership and voting rights.
However, certain limitations apply to nominees pursuant to general principles formulated by the Corporation’s board of directors. Nominees normally represent a large number of individual shareholders and may hold an unlimited number of shares. Although a nominee may be registered in the Corporation’s share register as a shareholder with voting rights, such voting rights are limited to a maximum of 5% of all issued shares and the relevant nominee must agree to disclose, upon our request, beneficial owners holding 0.3% or more of all issued shares. In respect of any shares held by a nominee above the 5% limit, or for which no agreement exists to disclose the beneficial owners meeting the 0.3% threshold, the relevant nominee will be entered in the Corporation’s share register as a shareholder without voting rights. The above-described 5% limit has been implemented to avoid large shareholders being entered in the Corporation’s share register via nominees so as to exercise influence without directly registering their shares with the Corporation. An exception to the 5% limit is in place for securities clearing organizations, such as the Depository Trust Company.
Unless otherwise provided by Swiss law or the Corporation’s Articles of
Association,
resolutions require the approval of a majority of the votes represented, excluding blank and invalid ballots, at a shareholders’ meeting in order to be passed.
Under Swiss law, a resolution passed at a shareholders’ meeting with the approval of at least two-thirds of the votes, and a majority of the aggregate nominal value of shares, in each case represented (in person or by proxy) at such meeting is required in order to approve certain specific issues. Such issues include introducing shares with preferential voting rights, any restriction on the transferability of registered shares, the creation of conditional capital, the introduction of capital band or the introduction of reserve capital, restricting or excluding preemptive rights in the event of a share issue ( Bezugsrechte ), and, in certain circumstances, restricting or excluding advance subscription rights in the event of the issuance of equity-
linked securities ( Vorwegzeichnungsrechte ).
The Corporation’s Articles of
Association require a resolution passed at a shareholders’
meeting with the approval of at least two-thirds of the votes represented (in person or by proxy) at such meeting in order to approve any change to their provisions regarding the number of members of the board of directors, any decision to remove one-quarter or more of the members of the board of directors or the deletion or modification of the provision thereof establishing these supermajority requirements.
Shareholder Ownership Disclosure and Mandatory Tender Offer
Under the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in
Securities and Derivatives Trading of June 19, 2015, as amended (the “Swiss Financial
Market Infrastructure Act”), anyone who directly, indirectly or acting in concert with third parties, acquires or disposes of shares in a company with at least one class of equity securities listed in Switzerland or holds other purchase or sale positions relating to such shares, and, thereby reaches, falls below or exceeds one of the following percentage thresholds: 3, 5, 10,
15, 20, 25, 33 1⁄3, 50 or 66 2⁄3% of the voting rights in such company, regardless of whether or not such rights may be exercised, must notify the company and the Swiss stock exchange on which such equity securities are listed. Nominees that cannot autonomously decide how voting rights are exercised are not required to notify the company and such stock exchange if they reach, exceed or fall below the aforementioned thresholds.
Pursuant to the Swiss Financial Market Infrastructure Act, any person that acquires shares of a Swiss company with at least one class of securities listed on a Swiss stock exchange or a non-Swiss company with a primary listing of at least one class of securities on a Swiss stock exchange, whether directly or indirectly or acting in concert with third parties, which shares, when taken together with any other shares of such company held by such person (or such third parties), exceed the threshold of 33 1/3% of the voting rights (whether exercisable or not) of such company, must submit a takeover offer to acquire all other listed equity securities of such company. Pursuant to the practice of the Swiss Takeover Board, certain derivatives also need to be taken into account when calculating whether the 33 ⅓% threshold has been exceeded. The mandatory takeover offer obligation may be waived by the Swiss Takeover
Board or FINMA. However, if no waiver is granted, the mandatory takeover offer must be made pursuant to the procedural rules set forth in the Swiss Financial Market Infrastructure
Act and the implementing ordinances.
Board of Directors
The term of office for each member of the Corporation’s board of directors is until the next annual general meeting of shareholders. Pursuant to the Corporation’s organizational regulations, board members are generally expected to serve for at least three years and no board member may serve for more than 10 consecutive terms of office. In exceptional circumstances the Corporation’s board of directors can extend this limit.
Members whose term of office has expired are immediately eligible for re-election.
Liquidation Rights
In the event of liquidation of the Corporation’s assets, shareholders are entitled to a proportional share after all debts have been paid.
Repurchase of Shares
Swiss law limits the Corporation’s ability to hold or repurchase shares. The Corporation and its subsidiaries may repurchase shares only if and to the extent that (i) the Corporation has freely distributable reserves in the amount of the purchase price and (ii) the aggregate nominal value of all shares held by the Corporation and its subsidiaries does not exceed 10%
of the Corporation’s nominal share capital (or 20% of its nominal share capital in specific circumstances). Repurchases for cancellation purposes approved by the shareholders’ meeting are not subject to the 10% threshold for the Corporation’s own shares within the meaning of article 659 paragraph 2 of the Swiss Code of Obligations. The Corporation must create a special reserve in its standalone financial statements prepared in accordance with Swiss law in the amount of the purchase price of any repurchased shares. Furthermore, in the
Corporation’s consolidated financial statements, own shares must be recorded as a negative equity item in an amount equal to the repurchase price thereof, resulting in a reduction in total shareholders’ equity. Shares held by the Corporation or any of its subsidiaries do not carry any rights to vote at shareholders’ meetings.
Preemptive and Advanced Subscription Rights

Under Swiss law, any share issue, whether for cash or non-cash consideration or for no consideration, is subject to the prior approval of the shareholders’ meeting. Existing shareholders of a Swiss corporation have certain preemptive rights in the event of a share issue ( Bezugsrechte ) and advance subscription rights in the event of the issuance of equity-
linked securities ( Vorwegzeichnungsrechte ) to subscribe for the new shares or equity-linked securities, as the case may be, in proportion to the aggregate nominal value of shares held.
However, the articles of association of the corporation, or a resolution approved at a shareholders’ meeting by at least two-thirds of the votes, and a majority of the aggregate nominal value of the shares, in each case represented (in person or by proxy) at the meeting, may limit or exclude such preemptive or advance subscription rights in certain limited circumstances.